SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(A)
             OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )


Filed by the registrant / /

Filed by a party other than the registrant /X/

Check the appropriate box:

         / /    Preliminary Proxy Statement
         / /    Confidential, for Use of the Commission Only (as permitted by
                Rule 14a-6(e)2))
         / /    Definitive Proxy Statement
         /X/    Definitive Additional Materials
         / /    Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14(a)-12



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                  (Name of Registrant as Specified in Charter)


             THE COMMITTEE TO REVITALIZE DOMINION BRIDGE CORPORATION
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      (Name of Person(s) filing Proxy Statement, if other than Registrant)


         Payment of filing fee (check the appropriate box):

         /X/      No fee required.

         / / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1) Title of each class of securities to which transaction applies:

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         (2)      Aggregate number of securities to which transaction applies:

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         (3)      Per  unit  price  or other  underlying  value  of  transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


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         (4)      Proposed maximum aggregate value of transaction:

         (5)      Total fee paid:

         / /      Fee paid previously with preliminary materials.


         / /      Check  box if any part of the fee is  offset  as  provided  by
Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was


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paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)      Amount Previously Paid:



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         (2)      Form, Schedule or Registration Statement no.:



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         (3)      Filing Party:



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         (4)      Date Filed:

                                  PRESS RELEASE

         COMMITTEE TO REVITALIZE DOMINION BRIDGE CORPORATION ANNOUNCES
       SATISFACTION WITH ITS RECEIPT OF SIGNED WHITE PROXY CARDS; AGREES
        TO EXTEND ITS DEADLINE IN ORDER TO WELCOME PROPOSALS SUBMITTED TO
                      THE COMPANY AND ITS INVESTMENT BANKER

         New York, July 21, 1997 -- The Committee to Revitalize Dominion Bridge Corporation announced today that it is extremely satisfied with the level of support it has received as of Friday, July 18, from shareholders in form of signed white proxy cards. According to Committee Chairman John D. Kuhns, "The Committee has met the affirmative target levels which it had imposed for its deadline of July 18. However, in light of the recent projection by the Company and its appointed investment banker Legg Mason of receipt tomorrow, July 22, of valid proposals to achieve shareholder value, the Committee has agreed to extend its deadline for receiving a majority of shareholder consents." Mr. Kuhns also indicated that shareholders should not be influenced by false and misleading estimates of the vote promulgated by the Company.

         At a presentation made to certain selected shareholders last week, Company officials and Legg Mason indicated that they expect, in the words of a shareholder allowed into their meeting, "ten proposals to enhance shareholder value by next Tuesday". Michael Marengere, Chairman and CEO of the Company, admitted to the audience that solicitation of these proposals was forced by the Committee's action, which have served to galvanize the Company's management and Board to seek shareholder value.

         "We at the Committee are pleased that Mr. Marengere and the other Directors have recognized the value that we have created for all shareholders by prompting senior management to finally begin to act in the shareholders' interest," said Kenneth W. Mariash, President and CEO of the Committee. "The Committee is merely a representative body of shareholders, and we are all looking forward the confirmation of the proposals the Company has promised are coming. However, we also believe that the only way to ensure continued responsiveness by the Company is to keep pressure on the Board while these proposals are being reviewed, which can be done simply by continuing to send in your signed white proxy cards."

         Attendees at the Company's presentation also indicated that the Company did not unveil any new adjustments to its existing business plan, claiming that "business a usual" would ultimately result in financial prosperity. In this regard, company officials also conceded that the Company's cash reserves are extremely tight. The Company also asked certain advisors including its bonding agents, investment banker and prospective lender to make statements in support of the Company's objectives, but declined to point out that all of these advisors have been paid cash fees by the Company. The Company also threatened that, in the event that the Committee's consent solicitation garnered majority of the votes, it would be the Company's intention to tie up the Committee in lengthy litigation. However, the Committee is relying on advice which indicates that should the Company litigate the results of the consent solicitation, the resultant process will take no more than approximately six weeks.

         Committee members and supporters, despite in many cases being among the largest shareholders of the Company's common stock, were barred from the Company's "shareholder" meeting. In advance published notices, the Company billed the meeting as a "shareholder information meeting", causing many Company shareholders to travel from out of town at considerable expense. However, the Company retained a retinue of bodyguards who armed with a list of shareholders to be blackballed from the meeting, physically prevented many from entering. When those who were allowed into the meeting complained about the undemocratic treatment of their shareholder, Company officials admitted that they didn't want detractors present, and cited legal defenses. In the words of one attendee, "that may be legal but it is also un-American." After the meeting, Mr. Marengere left by a rear door avoiding any discussion or confrontation.

         John Dutton and John Perry, Secretary and Chief Financial Officer of the Committee, respectively, urged shareholders to focus on the validity of the proposals promised by the Company tomorrow. "Mr. Marengere is seeking to disparage or otherwise divert attention from the validity of the Committee's assembled management team and business plan," said John Dutton. "I know the level of scrutiny we have received on our business plan, including criticism of it by senior management of the Company--let's see what Mr. Marengere brings to the table."

         "I would urge shareholders to apply a straightforward process of examination to the proposals anticipated tomorrow," said John Perry. "To be truly valid, a proposal must contain definitive, understandable information with respect to three key concerns: (i) Name--Who is making the proposal?" (ii) Amount -- What price is being specified; and is it in cash or paper?; and (iii) Timing -- What is the timing for the proposal to be implemented?" He continued, "Ultimately, the test of a valid proposal is the immediate creation of net realizable shareholder value, evidence by a tangible increase in he share price
o the Company's stock to levels approximating those cited in the proposal."

         The Committee management emphasizes that it would see receipt of one or more valid proposals as a major victory for itself and for all shareholders, and would not stand in the way of the receipt of a valid offer. However, in turn, the Committee also emphasizes its skepticism as to whether valid proposals will be forthcoming, and in particular reminds the shareholders that time is of the essence. "This is a fair process but it must now come to a speedy resolution. The Company hired Legg Mason over one month ago, and this interval should have afforded the Company and Legg Mason ample time to receive inquiries, turn them into proposals, and be in a position tomorrow to recommend the winning, truly valid proposal to the Board," said Mr. Kuhns.

         "The Company should not be able to use the shareholder value process to otherwise delay the inevitable," said Mr. Kuhns "To the extent that no valid proposals materialize by tomorrow or if no proposals can be converted to valid ones within a reasonably short period of time in order to accommodate the Company's financial crisis, we would expect that the Board's obligation would require it to pass this information on immediately, leaving the shareholders to confront what we have indicated all along to be a simple, inevitable decision -- Who do you want running the Company going forward Mr. Marengere or representatives of the shareholder themselves?" Mr. Kuhns also indicated that the Committee saw on reason why any valid proposals received should not be able to be acted on by the Board to the satisfaction of shareholders prior to the Committee's consent deadline of August 18, and that is necessary, the Committee would consider taking action to assure the shareholders that they would continue to have the basic choice represented by the consent solicitation or an incremental length of time.

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